Exhibit 99.1

Arrow Electronics Reaches Settlement with E.ON SE

ENGLEWOOD, Colo.--(BUSINESS WIRE)--December 20, 2012--Arrow Electronics, Inc. (NYSE:ARW) announced today that it has entered into a Settlement Agreement with E.ON SE (EOAN:GR) and VEBA Electronics LLC relating to certain disputes originating from Arrow’s acquisition of Wyle Electronics from the VEBA Group in August of 2000. Under the Settlement Agreement, E.ON will pay Arrow an aggregate amount of $110 million.

The Settlement Agreement provides for, among other things:

  The final and irrevocable settlement among Arrow, E.ON and VEBA of all present or future claims relating to or arising out of the Wyle acquisition, including settlement of related income tax disputes; and
  The dismissal of all litigation between Arrow, E.ON and VEBA including all claims and counterclaims before the District Court of Frankfurt am Main in Germany, and the termination of a related ongoing mediation proceeding that commenced in December 2009.

Under the Settlement Agreement, Arrow retains the right to past insurance recoveries and any future amounts recovered from pending claims or claims yet to be asserted under any relevant identified or unidentified insurance policies.

Arrow believes that the settlement amount together with any insurance recoveries will be sufficient to cover any potential future costs relating to environmental clean-up activities and any other asserted or unasserted claims related to environmental matters arising out of the Wyle Acquisition, however it is possible unexpected costs beyond those anticipated could occur.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 120,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 390 locations in 53 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Greer Aviv, 303-824-3765
Senior Manager, Investor Relations
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations, and Chief Financial Officer
or
Media Contact:
John Hourigan, 303-824-4586
Director, Corporate Communications